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                                                                      Exhibit 12


                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

         Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                                 (In millions)


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                                                                                            Nine Months
                                                                                        Ended September 30,
                                                                                        -------------------
                                                                                         1999         1998
                                                                                        ------      -------
Earnings:
Income from continuing operations before taxes                                          $ 11.7      $ 42.8
Add (deduct):
   Equity in income of non-consolidated affiliates                                           -        (1.6)
   Interest capitalized, net of amortization                                               0.3        (0.1)
   Fixed charges as described below                                                       20.1        23.4
                                                                                        ------      ------
         Total                                                                          $ 32.1      $ 64.5
                                                                                        ======      ======
Fixed Charges:
   Interest expense                                                                     $ 12.1      $ 13.5
   Estimated interest factor in rent expense                                               8.0         9.9
                                                                                        ------      ------
         Total                                                                          $ 20.1      $ 23.4
                                                                                        ======      ======
Ratio of earnings to fixed charges                                                         1.6         2.8
                                                                                        ======     =======
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